Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Third Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, November 3, 2011 - Bank of the Carolinas Corporation (Nasdaq: BCAR) today reported financial results for the three- and nine-month periods ended September 30, 2011.

For the three-month period ended September 30, 2011, the Company reported a net loss available to common shareholders of $7.1 million as compared to a net loss of $9.9 million for the second quarter of 2011 and a net loss of $147,000 for the third quarter of 2010. The net loss per diluted common share was $1.82 for the third quarter of 2011 compared with a net loss per share of $2.53 for the second quarter of 2011 and a net loss per share of $0.04 for the third quarter of 2010.

For the nine-month period ended September 30, 2011, the Company reported a net loss available to common shareholders of $20.4 million or $5.23 per common share, compared to a net loss of $1.0 million or $0.26 per common share for the nine-month period ended September 30, 2010.

Third quarter losses were driven by elevated levels of loan loss provisions and expenses related to foreclosed real estate as the Bank continues to aggressively work on reducing problem assets. The provision for loan losses totaled $5.6 million in the third quarter of 2011 as compared to $6.6 million in the second quarter of 2011 and $858,000 in the third quarter a year ago. Costs related to foreclosed real estate were $1.1 million for the third quarter of 2011 as compared to $2.7 million in the second quarter of 2011.

The Company had significant improvement in the level of nonperforming assets for the second consecutive quarter as they decreased to $28.9 million or 5.72% of total assets at September 30, 2011 down from $33.1 million at June 30, 2011 and down from $37.2 million at March 31, 2011. The Company continued to build its allowance for loan losses in the third quarter bringing it to 2.68% of total loans as of September 30, 2011. Net loan charge-offs decreased to $3.6 million for the third quarter of 2011 from $8.2 million in the second quarter of 2011; this compared to $1.7 million in the third quarter of 2010.

The Company’s net interest margin was 2.93% in the third quarter of 2011, an increase from 2.69% in the second quarter of 2011 and down from 3.35% in the third quarter in 2010. Noninterest expense year to date, excluding the costs related to foreclosed real estate, increased 6.0% in 2011 versus 2010. The increase year over year was mainly driven by increased FDIC premiums, legal expenses and costs related to the Company’s compliance with the regulatory consent order put in place in the second quarter of 2011.

Total assets at September 30, 2011 amounted to $505.9 million, a decrease of 5.5% when compared to $535.5 million as of September 30, 2010. Loans totaled $324.8 million at September 30, 2011, a decline of 11.5% from a year earlier, and deposits increased 0.6% over the prior year to $417.6 million.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 4.97% and 6.68% respectively, while its total capital to risk-weighted assets ratio was 7.92% as of September 30, 2011.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR”.

For further information contact:

Eric E. Rhodes
Executive Vice President and Chief Financial Officer
Bank of the Carolinas Corporation
(336) 998-1799 x 2231

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	September 30,
	2011	2010
Assets:
Cash and due from banks, noninterest-bearing	$4,922	$11,690
Temporary investments	27,061	5,557
Investment securities	113,768	113,021
Loans	324,757	367,021
Less, allowance for loan losses	(8,691)	(6,342)

Total loans, net	316,066	360,679
Premises and equipment, net	12,448	13,370
Other real estate owned	9,825	8,571
Bank owned life insurance	10,640	10,280
Other assets	11,147	12,321

Total Assets	$505,877	$535,489

Liabilities:
Noninterest bearing demand deposits	$34,446	$35,531
Interest-checking deposits	38,527	32,768
Savings and money market deposits	103,163	126,782
Time deposits	241,422	219,877

Total deposits	417,558	414,958
Securities sold under repurchase agreements	45,412	45,870
Federal Home Loan Bank advances	10,000	20,000
Subordinated debt	7,855	7,855
Other liabilities	2,226	1,509

Total Liabilities	483,051	490,192

Shareholders’ Equity:
Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(787)	(1,056)
Common stock, $5 par value per share	19,486	19,486
Additional paid-in capital	12,984	12,989
Retained earnings (loss)	(23,650)	(724)
Accumulated other comprehensive income	1,614	1,423

Total Shareholders’ Equity	22,826	45,297

Total Liabilities and Shareholders’ Equity	$505,877	$535,489

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,897,174	3,897,174

Book value per common share	$2.48	$8.24

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Interest income
Interest and fees on loans	$4,276	$5,102	$13,415	$15,809
Interest on securities	823	822	2,422	2,607
Other interest income	16	12	42	45

Total interest income	5,115	5,936	15,879	18,461

Interest expense
Interest on deposits	1,075	1,181	3,405	3,839
Interest on borrowed funds	571	641	2,075	1,997

Total interest expense	1,646	1,822	5,480	5,836

Net interest income	3,469	4,114	10,399	12,625
Provision for loan losses	5,650	858	14,567	2,860

Net interest income after provision for loan losses	(2,181)	3,256	(4,168)	9,765

Noninterest income
Customer service fees	318	316	951	961
Increase in value of bank owned life insurance	91	91	269	270
Gains on investment securities	—	178	6	368
Other income (loss)	6	4	16	5

Total noninterest income	415	589	1,242	1,604

Noninterest expense
Salaries and benefits	1,757	1,686	4,947	5,400
Occupancy and equipment	502	537	1,571	1,665
FDIC insurance assessments	345	155	949	717
Data processing expense	218	210	654	607
Valuation provisions and net operating costs associated with foreclosed real estate	1,053	349	4,050	1,061
Other	1,205	857	3,591	2,660

Total noninterest expenses	5,080	3,794	15,762	12,110

Loss before income taxes	(6,846)	51	(18,688)	(741)
Provision for income taxes	—	(31)	996	(400)

Net loss	$(6,846)	$82	$(19,684)	$(341)
Dividends and accretion on preferred stock	(234)	(229)	(698)	(683)

Net loss available to common shareholders	$(7,080)	$(147)	$(20,382)	$(1,024)

Loss per common share:
Basic	$(1.82)	$(0.04)	$(5.23)	$(0.26)
Diluted	$(1.82)	$(0.04)	$(5.23)	$(0.26)
Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,897,174	3,897,174	3,897,174
Diluted	3,897,174	3,897,174	3,897,174	3,897,174

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the nine months ended September 30
	2011	2010	Change*
Average balance sheet data
Average loans	$350,768	$375,346	(6.55)%
Average earning assets	482,482	511,383	(5.65)
Average total assets	531,712	559,594	(4.98)
Average common shareholders’ equity	22,222	32,494	(31.61)
Average total shareholders’ equity	35,401	45,673	(22.49)
Period-end balance sheet data:
Total loans	$324,757	$367,021	(11.52)%
Allowance for loan losses	(8,691)	(6,342)	37.04
Total assets	505,877	535,489	(5.53)
Total deposits	417,558	414,958	0.63
Total common shareholders’ equity	9,647	32,118	(69.96)
Total shareholders’ equity	22,826	45,297	(49.61)
Asset quality indicators
Net loan charge-offs	$12,739	$4,685	171.93%
Total nonperforming loans	19,116	11,634	64.31
Total nonperforming assets	28,941	20,205	43.24
Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	4.86%	1.67%	319	BP
Nonperforming loans to total loans	5.89	3.17	272
Nonperforming assets to total assets	5.72	3.77	195
Nonperforming assets to loan-related assets	8.65	5.38	327
Allowance for loan losses to total loans	2.68	1.73	95
Financial ratios
Return on average assets **	(4.95)%	(0.08)%	(487	)BP
Return on average common shareholders’ equity **	(122.63)	(4.21)	(11,842)
Net interest margin **	2.88	3.30	(42)
Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(5.23)	$(0.26)	(1,911.54)%
Diluted earnings (loss) per common share	(5.23)	(0.26)	(1,911.54)
Book value per common share	2.48	8.24	(69.96)

*	bps denotes basis points.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended September 30
	2011	2010	Change*
Average balance sheet data
Average loans	$334,427	$367,820	(9.08)%
Average earning assets	469,433	486,638	(3.54)
Average total assets	516,355	537,258	(3.89)
Average common shareholders’ equity	15,148	32,703	(53.68)
Average total shareholders’ equity	28,327	45,882	(38.26)
Asset quality indicators
Net loan charge-offs	$3,645	$1,695	114.98%
Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	4.32%	1.83%	249	BP
Financial ratios
Return on average assets **	(5.26)%	0.06%	(532	)BP
Return on average common shareholders’ equity **	(185.44)	(1.78)	(18,366)
Net interest margin **	2.93	3.35	(42)
Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(1.82)	$(0.04)	(4,450.00)%
Diluted earnings (loss) per common share	(1.82)	(0.04)	(4,450.00)
Book value per common share	2.48	8.24	(69.96)

*	bps denotes basis points.
**	ratio annualized.